SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 18, 2013 (December 12, 2013)

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-30061	95-4557538
(State of other Jurisdiction of	(Commission file no.)	(IRS employer identification no.)
incorporation)

3600 NW 138th St. Ste 102

Oklahoma City, OK 73134

(Address of principal executive offices)

(405) 301 - 6774

(Issuer's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2013, Elephant Talk Europe Holding, BV. (the “Company”), a wholly owned subsidiary of Elephant Talk Communications Corp. (“Elephant Talk”) entered into a new agreement (the “Agreement”) with Vodafone Enabler Espana, S.L. (“Vodafone”) for the exclusive supply of operational and technical services through a comprehensive technological platform (the “Services”), with an effective date of November 1, 2013. The Agreement has a term of five years and will renew automatically for successive one year terms unless either party provides notice six months’ prior to the expiration of the then-current term.

The Agreement provides for certain financial penalties if it is terminated unilaterally for certain circumstances. In most circumstances, the Company will be obligated to continue to provide the Services for a minimum term of twenty-four months following the termination of the Agreement. In addition, upon the expiration of the initial term or any renewal term, the Company will continue Services for Vodafone’s then-customers for a minimum period of eighteen months. The Agreement also contains provisions with respect to limitations on damages, assignment and confidentiality.

The description of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, portions of which the Company intends to seek confidential treatment from the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2013	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel